Filed Pursuant to Rule 433
Dated January 8, 2008
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	January 8, 2008
Settlement Date (Original Issue Date):	January 14, 2008
Maturity Date:	October 19, 2012
Principal Amount:	US$ 2,000,000,000
Price to Public (Issue Price):	102.948% (plus accrued interest from and including October 19, 2007 to but excluding January 14, 2008)
Agents Commission:	0.150%
All-in Price:	102.798%
Accrued Interest:	US$ 24,791,666.67
Net Proceeds to Issuer:	US$ 2,080,751,666.67
Treasury Benchmark:	3.625% due December 15, 2012
Spread to Treasury Benchmark:	Plus 1.45%
Interest Rate Per Annum:	5.25%
Interest Payment Dates:	Semi-annually on the 19th of each April and October, commencing April 19, 2008 and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated January 8, 2008
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G3K8
ISIN:	US36962G3K83
Common Code:	032731759

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 102.948% of the aggregate principal amount less an underwriting discount equal to 0.15% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Goldman, Sachs & Co.	$ 633,334,000
JP Morgan Securities Inc.	$ 633,333,000
Lehman Brothers Inc.	$ 633,333,000

Co-Managers:
CastleOak Securities, L.P.	$ 28,000,000
Robert Van Securities, Inc.	$ 28,000,000
Samuel A. Ramirez & Co., Inc.	$ 20,000,000
The Williams Capital Group, L.P.	$ 20,000,000
Utendahl Capital Partners, L.P.	$ 4,000,000

Total	$ 2,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated January 8, 2008
Registration Statement: No. 333- 132807

Additional Terms:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US $ 2,500,000,000 principal amount of Fixed Rate Notes due October 19, 2012 as described in the Issuers pricing supplement number 4670 dated October 16, 2007.

Additional Information:

General

At September 30, 2007, the Company had outstanding indebtedness totaling $480.041 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2007, excluding subordinated notes payable after one year, was equal to $471.656 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Nine Months Ended
2002	2003	2004	2005	2006	September 30, 2007
1.43	1.77	1.87	1.70	1.64	1.56

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, JP Morgan Securities Inc. collect at 1-212-834-4533, Lehman Brothers Inc. toll-free at 1-888-603-5847, or Investor Communications of the issuer at 1-203-357-3950.